Exhibit 16
Letter of Crowe Horwath LLP

September 20, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Farmers Capital Bank Corporation, dated September 14, 2011, and filed September 20, 2011, as contained in the first, second, and third paragraphs of Item 4.01, and are in agreement with those statements.

/s/ Crowe Horwath LLP

Crowe Horwath LLP
Louisville, Kentucky

cc: Mr. David O’Bryan
Audit Committee Chairman